Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 7, 2011

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as special counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (“Company”), in connection with the proposed merger (the “Merger”) of Company with and into Mike Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company that is an indirect, wholly owned subsidiary of Bank of Montreal, a Schedule I Bank under the Bank Act (Canada) (“Purchaser”) pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of December 17, 2010, between Purchaser and Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Purchaser, Holdco and Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Purchaser, Holdco, Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Merger, together with the TARP Purchase, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each of Purchaser, Holdco and Company will be a party to that reorganization within the meaning of Section 368(b) of the Code and (ii) the Merger will not result in gain recognition to the holders of Company Common Stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In addition, based on the foregoing, (i) a U.S. holder (as defined in the Registration Statement) will not recognize any gain or loss upon receipt of Purchaser Common Stock in exchange for Company Common Stock in the Merger, except with respect to cash received in lieu of fractional shares of Purchaser Common Stock, (ii) a U.S. holder’s aggregate basis in the Purchaser Common Stock received in the Merger (including any fractional shares deemed received and redeemed) will be equal to the U.S. holder’s aggregate tax basis in the Company Common Stock surrendered, and (iii) a U.S. holder’s holding period for the shares of Purchaser Common Stock received in the Merger (including any fractional shares deemed received and redeemed) will include the U.S. holder’s holding period of the Company Common Stock surrendered.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Purchaser of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz